Exhibit 10.1

Execution Version

TRANSITION, SEPARATION AND RELEASE AGREEMENT

Advanced Homecare Management, LLC d/b/a Enhabit Home Health & Hospice (the “Company”) and Barbara A. Jacobsmeyer (“Executive”) enter into this Transition, Separation and Release Agreement (this “Agreement”), which was received by Executive on the 1st day of August, 2025, signed by Executive on the 5th day of August, 2025, and is effective on the 13th day of August, 2025 (the “Effective Date”). The Effective Date shall be no less than 7 days after the date signed by Executive.

WITNESSETH:

WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer; and

WHEREAS, Executive’s employment with the Company will terminate as of July 31, 2026 or such earlier date as may be mutually agreed to by Executive and the Company (the “Separation Date”); and

WHEREAS, the Company and Executive have agreed that Executive will perform certain transitional services for the Company prior to the Separation Date.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Separation Date and Eligibility for Severance. Executive’s employment with the Company shall terminate on the Separation Date. Executive acknowledges that the circumstances of her transition from her current position and termination of employment as described in this Agreement do not entitle her to any benefits under the Enhabit, Inc. Executive Severance Plan as Amended and Restated as of February 22, 2023. Executive will remain eligible to participate in the Enhabit, Inc. Executive Change in Control Benefits Plan (the “CIC Benefits Plan”) during her service as President and Chief Executive Officer, but will cease participation in the CIC Benefits Plan on the Transition Date (as defined below).

2. Transition Period. Executive agrees to continue to serve as President and Chief Executive Officer of the Company from the Effective Date until the earlier of (a) July 31, 2026 and (b) the date a successor Chief Executive Officer is appointed by the Company’s Board of Directors (such earlier date, the “Transition Date”). During her continued service as President and Chief Executive Officer, Executive’s annual base salary rate will remain the same as the rate in effect on the Effective Date. During the period from the Transition Date through the Separation Date, if any (the “Transition Period”), Executive shall serve as a non-executive employee advisor to the Company. During the Transition Period, Executive shall be paid a base salary at the monthly rate of $25,000 (each monthly payment a “Transition Payment”). During any Transition Period, Executive will also remain eligible to vest in her outstanding equity awards in accordance with the terms of the applicable award agreements; provided, however, that if the Company terminates Executive’s employment without Cause (as defined in the Enhabit, Inc. Executive Severance Plan, as amended and restated) prior to the Separation Date, Executive will vest in her equity awards to the same extent she would have had she remained employed through the Separation Date.

3. Obligations of Executive. Executive agrees to resign as an officer and director of the Company and any of its direct or indirect parents or subsidiaries or its other affiliates effective as of the Transition Date and represents and warrants that Executive will, on or before the Transition Date or the Separation Date, as applicable, provide any resignations from such other positions as the Company deems necessary. Executive will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize Executive’s termination from all officer and director positions with the Company and its parents, subsidiaries and affiliates.

4. Other Benefits. Subject to Executive’s compliance with the terms of this Agreement and Executive’s timely execution (and non-revocation) of the Second Release as described and defined in Section 5 of this Agreement, Executive and the Company agree that Executive shall be eligible to receive the benefits described in subsections (a) and (b) below:

a.

100% of the restricted stock units granted by the Company to Executive that are outstanding and unvested as of the Separation Date (the “Retirement RSUs”) shall vest in full upon the Separation Date and will be paid at a time consistent with the applicable award agreements and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that if a court of competent jurisdiction finally determines that Executive has materially breached the restrictive covenants set forth in Section 10 of this Agreement, Executive will, (i) immediately forfeit any Retirement RSUs for which shares have not yet been issued and (ii) within thirty (30) days of such determination, return to the Company any shares of common stock of the Company issued in respect of such Retirement RSUs (or, if Executive has sold or otherwise disposed of such shares of common stock, the cash value received by Executive in connection with such sale or other disposition).

b.

Executive shall remain eligible to receive an annual cash incentive award payout under the Company’s Senior Management Bonus Plan (“SMBP”) for 2025 (and, to the extent she serves as President and Chief Executive Officer during any portion of 2026, for 2026), subject, in each case, to the approval of the Company’s Board of Directors with the same approval applied to Executive as to the Company’s other eligible employees in good standing, and that such payout shall be made at the time that Executive would have received the payout had she retained her position with the Company as its President and Chief Executive Officer. The amount of such payout (if any) will be based on the actual performance of the Company or its affiliates with respect to the applicable performance objectives and will be prorated based on the number of days Executive serves as President and Chief Executive Officer during the applicable year. The prorated annual cash incentive payout shall be calculated by taking the annual cash incentive payout Executive would have received (if any) for such year had she remained employed as President and Chief Executive Officer for the full year and multiplying such amount by a fraction, the numerator of which is the number of days Executive serves as President and Chief Executive Officer during such year and the denominator of which is 365. For the avoidance of doubt, if Executive serves as President and Chief Executive Officer for all of 2025, her annual cash incentive award payout under the SMBP for 2025 shall not be prorated.

5. Release Requirement. In exchange for the consideration provided in this Agreement, Executive agrees to (a) sign, no earlier than the Separation Date and no later than the deadline set forth therein (which will be no later than 45 days after the Separation Date) (the “Second Release Deadline”), a second general release of claims in a form satisfactory to the Company and the terms of which are generally consistent with those of the release set forth in Section 15 of this Agreement (the “Second Release”) and (b) not revoke the Second Release during the seven-day revocation period set forth therein. If the Transition Date occurs prior to December 31, 2025, and Executive does not sign the Second Release by the Second Release Deadline or if Executive revokes the Second Release, then Executive will no longer be entitled to receive a 2025 annual cash incentive award payout under the SMBP (or to the extent such 2025 annual cash incentive award payout was already paid to Executive, Executive will be required to repay to the Company the full amount of such 2025 annual cash incentive award payout no later than thirty (30) days after the Second Release Deadline). If the Transition Date occurs after January 1, 2026, and Executive does not sign the Second Release by the Second Release Deadline or if Executive revokes the Second Release, then Executive will no longer be entitled to receive a 2026 annual cash incentive award payout under the SMBP (or to the extent such 2026 annual cash incentive award payout was already paid to Executive, Executive will be required to repay to the Company the full amount of such 2026 annual cash incentive award payout no later than thirty (30) days after the Second Release Deadline).

6. Receipt of Other Compensation. Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, as required by applicable law or under the CIC Benefits Plan (to the extent applicable), following the Separation Date, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary and unpaid bonus (except for amounts unpaid and owing for Executive’s employment with the Company, its subsidiaries or affiliates prior to the Separation Date, including all amounts that accrued or otherwise become due and payable pursuant to this Agreement), and severance from the Company or any of its subsidiaries or affiliates. Executive also acknowledges and agrees that she will not be eligible to receive any grants of new equity awards or any other long-term incentive awards in fiscal year 2026. Except as provided herein or as required by applicable law, Executive will not be eligible to participate in any of the benefit plans of the Company after Executive’s Separation Date. However, Executive will be entitled to receive benefits which are vested and accrued prior to the Separation Date pursuant to the employee benefit plans of the Company. Any participation by Executive (if any) in any of the compensation or benefit plans of the Company as of and after the Separation Date shall be subject to and determined in accordance with the terms and conditions of such plans, except as otherwise expressly set forth in this Agreement.

7. Continuing Cooperation. Following the Separation Date, Executive agrees to cooperate with all reasonable requests for information made by or on behalf of the Company with respect to the operations, practices and policies of the Company. Executive further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel, at the sole expense of the Company, with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future, as well as with respect to any claim or action in which the Company is a plaintiff. Such cooperation shall include Executive making herself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against, or claims asserted by, the Company. In connection with any such cooperation, the Company shall (i) reimburse Executive for all out-of-pocket expenses reasonably and necessarily incurred in providing such cooperation and (ii) pay Executive an hourly rate of $400 for all time spent assisting the Company as provided in this Section 7.

8. Executive’s Representation and Warranty. Executive hereby represents and warrants that, during Executive’s period of employment with the Company, Executive did not willfully or negligently breach Executive’s duties as an employee or officer of the Company, did not commit fraud, embezzlement, or any other similar dishonest conduct, and did not violate the Company’s Standards of Business Ethics and Conduct. Executive further represents and warrants that she has no knowledge of any actions or inactions by the Company and its affiliates, members of their boards of directors, their officers and employees, or any of the Released Parties (as defined below), that Executive believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law, or any rule or regulation issued by any government agency.

9. Confidential Information.

a.

Executive understands and acknowledges that based on her position with the Company, during Executive’s employment with the Company, Executive has had and will have access to and learn about certain Confidential Information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a period of time and/or at its substantial expense, and which is of great competitive value to the Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, including potential transactions, negotiations, including pending negotiations, business plans, know-how, trade secrets, applications, operating systems, work-in-process, technologies, databases, compilations, device configurations, metadata, manuals, records, systems, materials, financial information, results, accounting information, legal information, marketing information, advertising information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, market studies, revenue, costs, notes, communications, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes and/or results, specifications, customer information, customer lists, client information, client lists, investor information, third-party information that has been entrusted to the Company in confidence, and other business information disclosed or made available to Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation, that is not known to the public or to the Company’s competitors or within the Company’s industry generally, which was developed by the Company at its expense, and which is of value to the Company. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive further understands and agrees that Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company as if the Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive, provided that the disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.

b.

Creation and Use of Confidential Information. Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of home health, hospice, private duty and related business. Executive understands and acknowledges that as a result of these efforts, the Company has created and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

c.

Disclosure and Use Restrictions. Executive agrees and covenants: (1) to treat all Confidential Information as strictly confidential; (2) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive’s authorized employment duties to the Company acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (3) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive’s authorized employment duties to the Company acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

Executive understands and acknowledges that Executive’s obligations under this Agreement regarding any particular Confidential Information began when Executive first had access to the Confidential Information and shall continue during and after Executive’s employment by the Company until the time that the Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf. The restrictions in this Section 9(c) shall survive for ten (10) years after termination of Executive’s employment for all Confidential Information other than trade secrets. Trade secrets shall be protected perpetually, or for so long as the information is a trade secret under applicable law. Executive agrees and covenants that on the Separation Date, Executive shall return to the Company, in good condition, all property of the Company, including, without limitation, any laptop, keys or keycards, work papers, reports, drawings, photographs, negatives, prototypes, and the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in Section 9(a) of this Agreement, whether in hard copy or generated and maintained on any form of electronic media. Executive will not erase files from, delete information from, “wipe clean” or return to factory settings, any electronic device being returned to the Company. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

d.

Permitted Activities. Nothing in this Agreement or otherwise (i) limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, The Sarbanes-Oxley Act of 2002 or any comparable legislation in non-U.S. jurisdictions) or (ii) prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act or to any comparable government agencies pursuant to applicable legislation in non-U.S. jurisdictions. Additionally, Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order. Executive is not required to obtain the approval of, or give notice to, the Company or any of its representatives to take any action permitted under this Section 9(d).

10. Restrictive Covenants. In consideration for (a) the Company providing and continuing to provide Confidential Information and trade secrets to Executive, (b) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of Executive and the compensation and other benefits provided by the Company to Executive, to protect the Company’s Confidential Information and the business goodwill of the Company, Executive agrees to the following restrictive covenants:

a.

Non-Competition. Executive agrees and covenants, other than in connection with Executive’s duties for the Company, during the Restricted Period (defined below), Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, advisor, consultant, contractor, volunteer, distributor, employee, lender, investor, or as a director or officer of any corporation, entity or association, or in any other manner or capacity whatsoever, (1) own, control, manage, operate, establish, take steps to establish, lend money to, invest in, solicit investors for, or otherwise provide capital to, or (2) become employed by, own, operate, manage, join, perform services for, consult for, do business with or otherwise engage in, any Competing Business within the Restricted Territory. For purposes of this Agreement, the following definitions shall apply:

(i)	“Restricted Period” means the period of Executive’s employment with the Company and twelve (12) months immediately following the termination of Executive’s employment with the Company.

(ii)

“Restricted Territory” means any geographical area or territory within a 75-mile radius of where the Company and/or any subsidiary of the Company operates and for or within which Executive performed any services for the Company or for which Executive had any responsibility or about which Executive received Confidential Information during the last twenty-four (24) months of Executive’s employment with the Company.

(iii)

“Competing Business” means (x) any business in competition with the Company or engaged in the same or substantially similar business as the Company, including home health, hospice, private duty, personal care, home care, or personal assistance business; (y) any other business in which the Company engages during Executive’s employment and for which Executive performed any services or had any responsibility; and (z) any business the Company contemplated conducting during the last 12 months of Executive’s employment with the Company, as evidenced by the books and records of the Company.

Nothing in this Agreement shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment, and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

b.

Non-Solicitation of Employees. Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of its employees would cause significant and irreparable harm to the Company. Accordingly, Executive agrees and covenants that during the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit, or attempt to solicit, or recruit, any employee of the Company who is currently employed by the Company or has been employed by the Company in the 6 months preceding the last day of Executive’s employment (each a “Covered Employee”), or induce the termination of employment of any Covered Employee. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, provided, however, general solicitation for employment made to the general public through any channel shall not be considered a violation of this Section 10(b). This Section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, Executive from engaging in the conduct described in Section 9(d) of this Agreement.

c.

Non-Solicitation of Customers. Executive agrees that during the Restricted Period, other than in connection with Executive’s duties for the Company, Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, (1) solicit business, or attempt to solicit business, from any Customer or Prospective Customer, (2) interfere with, or attempt to interfere with, the Company’s relationship, contracts or business with any Customer or Prospective Customer, or (3) induce or persuade in any manner, or attempt to induce or persuade, any Customer or Prospective Customer to curtail or cancel any business or contracts with the Company. For purposes of this Section, “Customer or Prospective Customer” means any customer or prospective customer with whom the Company did business during Executive’s employment or whom the Company solicited within the twelve (12) month period preceding Executive’s termination from employment, and whom or which: (1) Executive contacted, called on, serviced or did business with during Executive’s employment with the Company; (2) Executive learned of as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company or an affiliate thereof.

d.

Non-Disparagement. Executive agrees and covenants that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, Customers or Prospective Customers, suppliers, investors, and other associated third parties. This Section does not restrict or impede, in any way, and shall not be interpreted or understood as restricting or impeding, Executive from engaging in the conduct described in Section 9(d) of this Agreement.

e.

Communication of Contents of Agreement. During Executive’s employment with the Company and for twelve (12) months thereafter, Executive will communicate the contents of this Section 10 to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.

11. Acknowledgements. Executive acknowledges and agrees that: (a) Executive’s services to be rendered to the Company are of a special and unique character; (b) that Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of Executive’s employment; (c) that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Company; and (d) that Executive will be reasonably able to earn a living without violating the terms of this Agreement. Executive understands that the covenants in Section 10 may limit Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Territory during the Restricted Period, but Executive acknowledges that Executive has received and will receive Confidential Information, as well as sufficiently high remuneration and other benefits as an employee of the Company to justify such restrictions. Executive acknowledges that the geographic scope and duration of the restrictions and covenants contained in Section 10 are fair and reasonable in light of (x) the nature and wide geographic scope of the operations of the Company’s business; (y) Executive’s level of control over and contact with the business in the Restricted Territory; and (z) the amount of compensation and Confidential Information that Executive is receiving in connection with Executive’s employment with the Company in an executive-level position. It is the desire and intent of the Company and Executive that the provisions of Section 9 and Section 10 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect. The Company and Executive acknowledge and agree that nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the “at-will” status of the employment relationship between the Company and Executive, pursuant to which either the Company or Executive may terminate the employment relationship at any time, with or without cause, and with or without notice.

12. Remedies. Executive acknowledges that the restrictions contained in Section 9 and Section 10, in view of the nature of the Company’s businesses, are reasonable and necessary to protect the Company’s legitimate business interests, business goodwill and reputation, and that any violation of these restrictions would result in irreparable injury and continuing damage to the Company. Therefore, Executive agrees that the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach or threatened breach of Section 9 or Section 10, without the necessity of establishing irreparable harm or the posting of a bond, and to recover from Executive damages incurred by the Company as a result of the breach, as well as the Company’s reasonable attorneys’ fees, costs and expenses related to any breach or threatened breach of this Agreement and enforcement of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in Section 9 or Section 10, or preclude injunctive relief.

13. Tolling. If Employee violates any of the restrictions contained in Section 10, the Restricted Period shall be suspended and shall not run in favor of Executive until such time that Executive cures the violation to the satisfaction of the Company and the period of time in which Executive is in breach shall be added to the Restricted Period applicable to such covenant(s).

14. IP Assignment.

a.

Ownership and Assignment of Developments. Executive does hereby (i) assign to the Company any Developments and all rights therein, including all patents, copyrights, and other intellectual property rights, and waive all moral rights therein (to the extent legally permissible), and (ii) agree to execute all documents and take all other actions reasonably requested by the Company to evidence, perfect, or maintain the Company’s ownership of the Developments. As used in this Agreement, “Developments” means all inventions, works of authorship, work product and improvements, whether or not patentable or copyrightable, created, conceived, acquired, developed or made by Executive before, on or after the date hereof, either solely or jointly, while in the employ of the Company (including any of its predecessors), and that: (i) relate, at the time of conception or reduction to practice, to the business or actual or anticipated research or development of the Company; (ii) result from any work performed by Executive for the Company; or (iii) were created or otherwise developed on the Company’s time or with the use of any equipment, supplies, facilities, or Confidential Information of the Company. All Developments shall be the property and intellectual property of the Company and are “works made for hire” for purposes of the Company’s rights under copyright laws.

b.

Personal Materials. Executive has not and will not use any information or materials that Executive owns (“Personal Materials”) when performing work for the Company, but to the extent that Executive does provide Personal Materials to the Company or uses Personal Materials in connection with her work for the Company, Executive hereby grants the Company a non-exclusive, perpetual, irrevocable, royalty free, fully paid, worldwide, sublicensable, transferable license to use, practice, make, have made, reproduce, modify, create derivative works from, display, and sell any such Personal Materials.

15. Release.

a.

Executive on behalf of Executive, Executive’s heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Company and any of its subsidiaries, affiliates, divisions, predecessors, successors, assigns, fiduciaries, and past, present and future directors, officers, employees, agents, consultants, attorneys, administrators, trustees, shareholders and representatives (the “Released Parties”) from and against any and all complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which Executive signs this Agreement, exists, have existed, or may arise from any matter whatsoever occurring, including, but not limited to, (i) any claims arising out of or in any way related to Executive’s employment with the Company or its subsidiaries or affiliates and the conclusion thereof, (ii) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing, (iii) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress, (iv) all other common law claims, and (v) all claims (including claims for discrimination, harassment, retaliation, attorneys’ fees, expenses or otherwise) that were or could have been asserted by Executive or on Executive’s behalf in any federal, state, or local court, commission or agency, or under any federal, state, local, or other law, regulation, ordinance, constitutional provision, executive order or other source of law, in each case, which Executive, or any of Executive’s heirs, executors, administrators, assigns, affiliates, and agents ever had, now has or at any time hereafter may have, own or hold against any of the Released Parties based on any matter existing on or before the date on which Executive signs this Agreement. Executive acknowledges that in exchange for this release, the Company is providing Executive with total consideration, financial or otherwise, which exceeds what Executive would have been given without the release. Without limiting the foregoing, by executing this Agreement, Executive is waiving, all claims (except for the filing of a charge with an administrative agency) against the Released Parties arising under the Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), the Employee Retirement Income Security Act of 1974, as amended, and any other law, statute, contract or tort related in any manner to Executive’s employment or termination or separation from employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S. §§ 1981 & 1981a, the Americans with Disabilities Act of 1990, as amended, and the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the

Texas Whistleblower Act, and the Texas Health & Safety Code, each as amended; however, the identification of any specific statute or law shall not limit the scope of the general release of all claims contained in this Section. Nothing herein shall affect Executive’s right to file a claim for workers’ compensation or unemployment insurance benefits or release any party from (A) any obligation under this Agreement, (B) any claim that by law is non-waivable, or (C) any obligation with respect to benefits to which Executive is entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Code. Executive acknowledges and agrees that this release is essential and material terms of this Agreement and that, without such release, no agreement would have been reached by the parties and no benefits under this Agreement would have been paid. Executive understands and acknowledges the significance and consequences of this release and this Agreement.

b.

EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (i) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990; (ii) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (iii) THAT EXECUTIVE’S WAIVER OF RIGHTS IN THIS RELEASE IS IN EXCHANGE FOR CONSIDERATION THAT WOULD NOT OTHERWISE BE OWING TO EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND HAD EXECUTIVE NOT SIGNED THIS RELEASE; (iv) THAT EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (v) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (vi) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (vii) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER EXECUTIVE SIGNS THIS AGREEMENT.

c.

Nothing herein shall prevent Executive or any of the Released Parties from filing a charge with an administrative agency, from instituting any action required to enforce the terms of this Agreement, or from challenging the validity of this Agreement. For clarity, Executive is waiving her right to any monetary recovery or relief (including but not limited to reinstatement of employment) should any administrative agency pursue any claims on her behalf, except as otherwise provided in Section 9. In addition, nothing herein shall be construed to prevent Executive from enforcing any rights Executive may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended.

d.

Executive represents and warrants that: (i) Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (ii) no such proceeding(s) have been initiated against any of the Released Parties on Executive’s behalf; (iii) Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Section 15; (iv) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (v) Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

e.

The consideration offered herein is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and Executive expressly agrees that Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Company or any of the other Released Parties except as provided herein. Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Company and each of the other Released Parties shall have no further monetary or other obligation of any kind to Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of Executive, and Executive further agrees that if any person, organization, or other entity should bring a claim against the Company or any of the Released Parties involving any matter or claim covered by the general release of all claims in this Agreement, Executive will not accept any personal relief in any such action, including damages, attorneys’ fees, costs and all other legal or equitable relief.

16. Taxes. The Company (or its affiliate) may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company (or its affiliate) is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

17. Party’s Understanding. Each party acknowledges by signing this Agreement such party has read and understands this document, that such party has conferred with or had opportunity to confer with such party’s attorney regarding the terms and meaning of this Agreement, that such party has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to such party except as set forth in this Agreement, and that such party has signed the same KNOWINGLY AND VOLUNTARILY.

18. Non-Reliance. Each party represents to the other party that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.

19. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

20. Non-Admission of Liability. Each party agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

21. Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary or any entity which at any time whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company.

22. Choice of Law; Venue. This Agreement shall be constructed and interpreted in accordance with the internal laws of the State of Texas without regard to any state’s conflict of law principles. Executive and the Company agree that all legal proceedings concerning this Agreement will be commenced in the state and federal courts sitting in Dallas County, Texas (the “Selected Courts”). Executive and the Company irrevocably submit to the exclusive jurisdiction of the Selected Courts for the adjudication of any dispute hereunder or in connection herewith, and irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that she or it is not personally subject to the jurisdiction of such Selected Courts, or such Selected Courts are improper or inconvenient venue for such proceeding.

23. Waiver of Jury Trial. WITH RESPECT TO ANY DISPUTE BETWEEN EXECUTIVE AND THE COMPANY ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, EXECUTIVE AGREES TO RESOLVE SUCH DISPUTE(S) BEFORE A JUDGE OF COMPETENT JURISDICTION SITTING WITHOUT A JURY. EACH PARTY HAS KNOWLEDGE OF THIS PROVISION AND HEREBY WAIVES THE RIGHT TO TRIAL BY JURY.

24. Entire Agreement. This Agreement sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due Executive from the Company and supersedes and replaces any and all other agreements or understandings Executive may have or may have had with respect thereto. This Agreement may not be modified or amended except in writing and signed by both Executive and an authorized representative of the Company.

25. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

Barbara Jacobsmeyer

1131 Whitmore Drive

Weldon Springs, Missouri 63304

With a copy to (which shall not constitute notice):

Condon Tobin Sladek Sparks Nerenberg PLLC

Attn: Dustin H. Sparks, Member

8080 Park Lane, Suite 1700

Dallas, Texas 75231

Email: dsparks@condontobin.com

To the Company at:

Advanced Homecare Management, LLC d/b/a Enhabit Home Health & Hospice

Attn: Dylan Black, General Counsel

6688 N. Central Expressway, Suite 1300

Dallas, Texas 75206

Email: Dylan.Black@ehab.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Barbara A. Jacobsmeyer
Barbara A. Jacobsmeyer

ADVANCED HOMECARE MANAGEMENT, LLC D/B/A ENHABIT HOME HEALTH

& HOSPICE

/s/ Dylan C. Black
By: Dylan C. Black Title: General Counsel and Secretary

[Signature page to Transition, Separation and Release Agreement]